Form 10-K, Exhibit 13
period 1995-12-31
MIDAMERICAN ENERGY CO
filed 1996-03-11
CIK 928576

                                                                    EXHIBIT 13.2

                           MIDAMERICAN ENERGY COMPANY
                        CONSOLIDATED STATEMENTS OF INCOME

                                                   YEARS ENDED DECEMBER 31
                                             ------------------------------------
                                                1995         1994         1993
                                             ----------   ----------   ----------
                                           (In thousands, except per share amounts)
OPERATING REVENUES
Electric utility                             $1,094,647   $1,021,660   $1,002,970
Gas utility                                     459,588      492,015      538,989
Nonregulated                                    169,409      177,235      140,976
                                             ----------   ----------   ----------
                                              1,723,644    1,690,910    1,682,935
                                             ----------   ----------   ----------
OPERATING EXPENSES
Utility:
  Cost of fuel, energy and capacity             230,261      213,987      217,385
  Cost of gas sold                              279,025      326,782      366,049
  Other operating expenses                      399,648      354,190      340,720
  Maintenance                                    85,363      101,275      101,601
  Depreciation and amortization                 158,950      154,229      150,822
  Property and other taxes                       96,350       94,990       93,238
                                             ----------   ----------   ----------
                                              1,249,597    1,245,453    1,269,815
                                             ----------   ----------   ----------
Nonregulated:
  Cost of sales                                 128,685      130,621       96,656
  Other                                          44,230       41,230       35,568
                                             ----------   ----------   ----------
                                                172,915      171,851      132,224
                                             ----------   ----------   ----------
                                              1,422,512    1,417,304    1,402,039
                                             ----------   ----------   ----------

OPERATING INCOME                                301,132      273,606      280,896
                                             ----------   ----------   ----------

NON-OPERATING INCOME
Interest income                                   4,485        4,334        5,805
Dividend income                                  16,954       17,087       17,601
Realized gains and losses on securities, net        688        7,635        7,915
Other, net                                      (10,467)       4,316       20,842
                                             ----------   ----------   ----------
                                                 11,660       33,372       52,163
                                             ----------   ----------   ----------
INTEREST CHARGES
Interest on long-term debt                      110,505      105,753      111,065
Other interest expense                            9,449        6,446        5,066
Allowance for borrowed funds                     (5,552)      (3,955)      (2,186)
                                             ----------   ----------   ----------
                                                114,402      108,244      113,945
                                             ----------   ----------   ----------
INCOME FROM CONTINUING OPERATIONS
  BEFORE INCOME TAXES                           198,390      198,734      219,114
INCOME TAXES                                     67,984       62,349       71,409
                                             ----------   ----------   ----------
INCOME FROM CONTINUING OPERATIONS               130,406      136,385      147,705

INCOME (LOSS) FROM DISCONTINUED OPERATIONS          417       (5,645)      (3,854)
                                             ----------   ----------   ----------
NET INCOME                                      130,823      130,740      143,851
PREFERRED DIVIDENDS                               8,059       10,551        8,367
                                             ----------   ----------   ----------
EARNINGS ON COMMON STOCK                     $  122,764   $  120,189   $  135,484
                                             ----------   ----------   ----------
                                             ----------   ----------   ----------
AVERAGE COMMON SHARES OUTSTANDING               100,401       98,531       97,762
                                             ----------   ----------   ----------
                                             ----------   ----------   ----------
EARNINGS PER COMMON SHARE
Continuing operations                        $     1.22   $     1.28   $     1.43
Discontinued operations                               -        (0.06)       (0.04)
                                             ----------   ----------   ----------
Earnings per average common share            $     1.22   $     1.22   $     1.39
                                             ----------   ----------   ----------
                                             ----------   ----------   ----------


The accompanying notes are an integral part of these statements.

                           MIDAMERICAN ENERGY COMPANY
                           CONSOLIDATED BALANCE SHEETS


                                                    AS OF DECEMBER 31
                                              ------------------------------
                                                 1995                1994
                                              ----------          ----------
                                                      (In thousands)
ASSETS
UTILITY PLANT
Electric                                      $3,881,699          $3,765,004
Gas                                              695,741             663,792
                                              ----------          ----------
                                               4,577,440           4,428,796
Less accumulated depreciation and
amortization                                   2,027,055           1,885,870
                                              ----------          ----------
                                               2,550,385           2,542,926
Construction work in progress                    104,164             101,252
                                              ----------          ----------
                                               2,654,549           2,644,178
                                              ----------          ----------

POWER PURCHASE CONTRACT                          212,148             221,998
                                              ----------          ----------

INVESTMENT IN DISCONTINUED OPERATIONS                  -              15,249
                                              ----------          ----------

CURRENT ASSETS
Cash and cash equivalents                         41,216              33,778
Receivables, less reserves of $2,296 and
$2,099, respectively                             261,105             212,902
Inventories                                       85,235              92,248
Other                                             22,252              19,035
                                              ----------          ----------
                                                 409,808             357,963
                                              ----------          ----------

INVESTMENTS                                      826,496             752,428
                                              ----------          ----------

OTHER ASSETS                                     420,520             423,958
                                              ----------          ----------

TOTAL ASSETS                                  $4,523,521          $4,415,774
                                              ----------          ----------
                                              ----------          ----------

CAPITALIZATION AND LIABILITIES
CAPITALIZATION (see accompanying statement)

Common shareholders' equity                   $1,225,715          $1,204,112
Preferred shares, not subject to
  mandatory redemption                            89,945              89,955
Preferred shares, subject to
  mandatory redemption                            50,000              50,000
Long-term debt (excluding current portion)     1,403,322           1,398,255
                                              ----------          ----------
                                               2,768,982           2,742,322
                                              ----------          ----------

CURRENT LIABILITIES
Notes payable                                    184,800             124,500
Current portion of long-term debt                 65,295              72,872
Current portion of power purchase contract        13,029              12,080
Accounts payable                                 142,759             110,175
Taxes accrued                                     81,898              91,653
Interest accrued                                  30,635              30,659
Other                                             57,000              54,473
                                              ----------          ----------
                                                 575,416             496,412
                                              ----------          ----------

OTHER LIABILITES
Power purchase contract                          112,700             125,729
Deferred income taxes                            746,574             725,665
Investment tax credit                             95,041             100,871
Other                                            224,808             224,775
                                              ----------          ----------
                                               1,179,123           1,177,040
                                              ----------          ----------
TOTAL CAPITALIZATION AND LIABILITIES          $4,523,521          $4,415,774
                                              ----------          ----------
                                              ----------          ----------


The accompanying notes are an integral part of these statements.

                           MIDAMERICAN ENERGY COMPANY
                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                     YEARS ENDED DECEMBER 31
                                                 ------------------------------
                                                   1995        1994      1993
                                                 --------    --------   -------
                                                           (In thousands)
NET CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                       $ 130,823  $ 130,740 $ 143,851
Adjustments to reconcile net income to net
 cash provided:
  Depreciation, depletion and amortization         202,542    198,049   193,199
  Net increase in deferred income taxes and
     investment tax credit, net                     10,278     36,926     1,935
  Amortization of other assets                      20,047      9,731     5,447
  Capitalized cost of real estate sold               1,744      3,723     5,737
  Loss (income) from discontinued operations          (417)     5,645     3,854
  Gain on sale of assets and long-term investments  (1,050)    (6,409)  (25,428)
  Other-than-temporary decline in value of
      investments and other assets                  17,971      1,791     2,939
  Impact of changes in working capital, net of
      effects from discontinued operations         (19,075)    (9,270)   20,066
  Other                                             18,809     10,624    (7,746)
                                                  --------   --------   -------
     Net cash provided                             381,672    381,550   343,854
                                                  --------   --------   -------

NET CASH FLOWS FROM INVESTING ACTIVITIES
Utility construction expenditures                 (190,771)  (211,669) (215,081)
Quad-Cities Nuclear Power Station
  decommissioning trust fund                        (8,636)    (9,044)   (7,918)
Deferred energy efficiency expenditures            (35,841)   (28,221)  (24,104)
Nonregulated capital expenditures                  (56,162)   (52,609)  (86,505)
Purchase of securities                            (164,521)  (113,757) (197,490)
Proceeds from sale of securities                    94,493    142,307   205,767
Proceeds from sale of assets and other
  investments                                       34,263      6,433    55,582
Other investing activities, net                      7,060     (7,957)   13,716
                                                  --------   --------   -------
  Net cash used                                   (320,115)  (274,517) (256,033)
                                                  --------   --------   -------

NET CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid                                    (126,892)  (125,065) (122,410)
Issuance of long-term debt, net of issuance cost    12,750    180,410   796,897
Retirement of long-term debt, including
  reacquisition cost                              (110,351)  (102,472) (895,900)
Issuance of preferred shares, net of
  issuance cost                                          -          -    68,140
Reacquisition of preferred shares, including
  reacquisition cost                                    (9)   (20,142)  (32,629)
Increase (decrease) in InterCoast Energy Company
  unsecured revolving credit facility               95,000     (9,500)   44,500
Issuance of common shares                           15,083     27,760         -
Net increase (decrease) in notes payable            60,300    (48,535)   52,791
                                                  --------   --------   -------
  Net cash used                                    (54,119)   (97,544)  (88,611)
                                                  --------   --------   -------

NET INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS                                    7,438      9,489      (790)
CASH AND CASH EQUIVALENTS AT BEGINNING
 OF PERIOD                                          33,778     24,289    25,079
                                                  --------   --------   -------
CASH AND CASH EQUIVALENTS AT END OF PERIOD        $ 41,216  $  33,778  $ 24,289
                                                  --------   --------   -------
                                                  --------   --------   -------

ADDITIONAL CASH FLOW INFORMATION:
Interest paid, net of amounts capitalized        $ 116,843  $ 105,004 $ 111,133
                                                  --------   --------   -------
                                                  --------   --------   -------
Income taxes paid                                $  88,863  $  38,195 $  54,346
                                                  --------   --------   -------
                                                  --------   --------   -------


The accompanying notes are an integral part of these statements.

                                    MIDAMERICAN ENERGY COMPANY
                            CONSOLIDATED STATEMENTS OF CAPITALIZATION


                                                                            AS OF DECEMBER 31
                                                                    --------------------------------
                                                                         1995               1994
                                                                    ------------        ------------
                                                                               (In thousands,
                                                                           except share amounts)
COMMON SHAREHOLDERS' EQUITY
Common shares, no par; 350,000,000 shares authorized;
  100,751,713 and 99,686,636 shares outstanding, respectively         $  801,227          $  786,420
Retained earnings                                                        430,589             426,683
Valuation allowance, net of income taxes                                  (6,101)             (8,991)
                                                                    ------------        ------------
                                                                       1,225,715  44.3%    1,204,112  43.9%
                                                                    ------------  ----  ------------  -----
PREFERRED SHARES (100,000,000 shares authorized)
Cumulative preferred shares outstanding; not subject to
  mandatory redemption:
  $3.30 Series, 49,523 and 49,622 shares, respectively                     4,952               4,962
  $3.75 Series, 38,320 shares                                              3,832               3,832
  $3.90 Series, 32,630 shares                                              3,263               3,263
  $4.20 Series, 47,369 shares                                              4,737               4,737
  $4.35 Series, 49,950 shares                                              4,995               4,995
  $4.40 Series, 50,000 shares                                              5,000               5,000
  $4.80 Series, 49,898 shares                                              4,990               4,990
  $1.7375 Series, 2,400,000 shares                                        58,176              58,176
Cumulative preferred shares outstanding; subject to
  mandatory redemption:
  $5.25 Series, 100,000 shares                                            10,000              10,000
  $7.80 Series, 400,000 shares                                            40,000              40,000
                                                                    ------------        ------------
                                                                         139,945   5.0%      139,955   5.1%
                                                                    ------------  ----  ------------  -----
LONG-TERM DEBT
Mortgage bonds:
  5.875% Series, due 1997                                                 22,000              22,000
  Adjustable Rate Series, due 1997 (8.8% and 7.6%, respectively)          25,000              25,000
  5.05% Series, due 1998                                                  50,000              50,000
  6.25% Series, due 1998                                                  75,000              75,000
  7 .875% Series, due 1999                                                60,000              60,000
  6% Series, due 2000                                                     35,000              35,000
  6.75% Series, due 2000                                                  75,000              75,000
  8.15% Series, due 2001                                                  40,000              40,000
  7.125% Series, due 2003                                                100,000             100,000
  7.70% Series, due 2004                                                  60,000              60,000
  7% Series, due 2005                                                    100,000             100,000
  7.375% Series, due 2008                                                 75,000              75,000
  8% Series, due 2022                                                     50,000              50,000
  7.45% Series, due 2023                                                  30,000              30,000
  8.125% Series, due 2023                                                100,000             100,000
  6.95% Series, due 2025                                                  50,000              50,000
Pollution control revenue obligations:
  5.15% to 5.75% Series, due periodically through 2003                    10,984              11,544
  5.8% Series, due 2007 (secured by first mortgage bonds)                      -              12,750
  5.95% Series, due 2023 (secured by general mortgage bonds)              29,030              29,030
  Variable Rate Series-
      Due 2016 and 2017 (5.0% and 5.7%, respectively)                     37,600              37,600
      Due 2023 (secured by general
           mortgage bonds, 5.05% and 5.55%, respectively)                 28,295              28,295
      Due 2023 (5.1% and 5.6%, respectively)                               6,850               6,850
      Due 2024 (5.25% and 5.1%, respectively)                             34,900              34,900
      Due 2025 (5.1%)                                                     12,750                   -


The accompanying notes are an integral part of these statements.



                               MIDAMERICAN ENERGY COMPANY
                        CONSOLIDATED STATEMENTS OF CAPITALIZATION

                                                                   AS OF DECEMBER 31
                                                           --------------------------------
                                                               1995                 1994
                                                           -------------        -----------
                                                                     (In thousands)
LONG-TERM DEBT (CONTINUED)
Notes:
  9% to 15% Series, due annually through 1996                $        -         $       22
  8.75% Series, due 2002                                            240                240
  6.4% Series, due 2003 through 2007                              2,000              2,000
  Obligation under capital lease                                  2,218              2,356
  Unamortized debt premium and discount, net                     (4,126)            (4,706)
                                                             ----------         ----------
      Total utility                                           1,107,741          1,107,881
                                                             ----------         ----------
Subsidiaries:
  Notes -
  9.30% Series, due 1995 and 1996                                     -              9,000
  8.7% Series, due annually through 1996                              -             25,508
  Adjustable Rate Series, due semiannually through 1996               -             13,100
  10.20% Series, due 1996 and 1997                               30,000             60,000
  9.87% Series, due annually through 1997                             -             11,664
  7.34% Series, due 1998                                         20,000             20,000
  7.76% Series, due 1999                                         45,000             45,000
  8.52% Series, due 2000 through 2002                            70,000             70,000
  9% Series, due annually through 2000                                -                489
  8% Series, due annually through 2004                              581                613
  Borrowings under unsecured revolving credit facility (6.3%)    64,000                  -
  Borrowings under unsecured revolving credit facility
     (6.4% and 6.6%, respectively)                               66,000             35,000
                                                             ----------         ----------
     Total Subsidiaries                                         295,581            290,374
                                                             ----------         ----------
                                                              1,403,322  50.7%   1,398,255  51.0%
                                                             ----------  -----  ---------- ------
TOTAL CAPITALIZATION                                         $2,768,982 100.0%  $2,742,322 100.0%
                                                             ----------  -----  ---------- ------
                                                             ----------  -----  ---------- ------



                                  CONSOLIDATED STATEMENTS OF RETAINED EARNINGS

                                                               YEARS ENDED DECEMBER 31
                                                       ----------------------------------------
                                                          1995            1994           1993
                                                        --------        --------       --------
                                                       (In thousands, except per share amounts)
BEGINNING OF YEAR                                       $426,683        $421,358       $400,621
                                                        --------        --------       --------
NET INCOME                                               130,823         130,740        143,851
                                                        --------        --------       --------
DEDUCT (ADD):
(Gain) loss on reacquisition of preferred shares              (5)            312            672
Dividends declared on preferred shares                     8,064          10,141          8,350
Dividends declared on common shares of $1.18, $1.17 and
  $1.17 per share, respectively                          118,828         114,924        114,060
Other                                                         30              38             32
                                                        --------        --------       --------
                                                         126,917         125,415        123,114
                                                        --------        --------       --------

END OF YEAR                                             $430,589        $426,683       $421,358
                                                        --------        --------       --------
                                                        --------        --------       --------


The accompanying notes are an integral part of these statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  (a)  MERGER:

  On July 1, 1995, Iowa-Illinois Gas and Electric Company (Iowa-Illinois), Midwest Resources Inc. (Resources) and Midwest Power Systems Inc. (Midwest) merged to form MidAmerican Energy Company (MidAmerican or Company). The merger was accounted for as a pooling-of-interests and the financial statements included herein are presented as if the companies were merged as of the earliest period shown. MidAmerican is a utility company with two wholly owned nonregulated subsidiaries: InterCoast Energy Company (InterCoast) and Midwest Capital Group, Inc. (Midwest Capital).

  Each outstanding share of preferred and preference stock of the predecessor companies was converted into one share of a similarly designated series of MidAmerican preferred stock, no par value. Each outstanding share of common stock of Resources and Iowa-Illinois was converted into one share and 1.47 shares, respectively, of MidAmerican common stock, no par value.

  Resources' operating revenues and net income for the six months prior to the merger were $534.2 million and $37.7 million, respectively. Iowa-Illinois' operating revenues, as reclassified to include nonregulated revenues in operating revenues consistent with MidAmerican's presentation, and net income for the six months prior to the merger were $298.9 million and $27.1 million, respectively.

  (b)  CONSOLIDATION POLICY AND PREPARATION OF FINANCIAL STATEMENTS:

  The accompanying Consolidated Financial Statements include the Company and its wholly owned nonregulated subsidiaries, InterCoast and Midwest Capital. All significant intercompany transactions have been eliminated.

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

  (c)  REGULATION:

  The Company's utility operations are subject to the regulation of the Iowa Utilities Board (IUB), the Illinois Commerce Commission (ICC), the South Dakota Public Utilities Commission, and the Federal Energy Regulatory Commission
(FERC). The Company's accounting policies and the accompanying Consolidated Financial Statements conform to generally accepted accounting principles applicable to rate-regulated enterprises and reflect the effects of the ratemaking process.

  The Company's utility operations are subject to the provisions of Statement of Financial Accounting Standards (SFAS) No. 71, Accounting for the Effects of Certain Types of Regulation. The following regulatory assets, primarily included in Other Assets in the Consolidated Balance Sheets, represent probable future revenue to the Company because these costs are expected to be recovered in charges to utility customers (in thousands):

                                             1995              1994
  Deferred income taxes. . . . . . . . .   $144,257          $139,577
  Energy efficiency costs. . . . . . . .    101,541            72,694
  Debt refinancing costs . . . . . . . .     44,370            47,879
  FERC Order 636 transition costs. . . .     40,824            56,608
  Retirement benefit costs . . . . . . .     15,354            18,287
  Environmental costs. . . . . . . . . .     23,076            23,535
  Unamortized costs of retired plant . .     11,618            10,824
  Enrichment facilities decommissioning.      8,970             9,807
  Other    . . . . . . . . . . . . . . .      7,396            10,479
                                           --------          --------
     Total   . . . . . . . . . . . . . .   $397,406          $389,690
                                           --------          --------
                                           --------          --------

  (d)  REVENUE RECOGNITION:

  Revenues are recorded as services are rendered to customers. The Company records unbilled revenues, and related energy costs, representing the estimated amount customers will be billed for services rendered between the meter-reading dates in a particular month and the end of such month. Accrued unbilled revenues are $61.0 million and $65.6 million at December 31, 1995 and 1994, respectively, and are included in Receivables on the Consolidated Balance Sheets.

  The majority of the utility's electric and gas sales are subject to adjustment clauses. These clauses allow the utility to adjust the amounts charged for electric and gas service as the costs of gas, fuel for generation or purchased power change. The costs recovered in revenues through use of the adjustment clauses are charged to expense in the same period.

  (e)  DEPRECIATION AND AMORTIZATION:

  The Company's provisions for depreciation and amortization for its utility operations are based on straight-line composite rates. The average depreciation and amortization rates for the years ended December 31 were as follows:

                                                 1995    1994   1993

  Electric . . . . . . . . . . . . . . . .       3.9%    3.8%   3.8%
  Gas      . . . . . . . . . . . . . . . .       3.7%    3.6%   3.9%

  Utility plant is stated at original cost which includes overhead costs, administrative costs and an allowance for funds used during construction.

  The cost of repairs and minor replacements is charged to maintenance expense. Property additions and major property replacements are charged to plant accounts. The cost of depreciable units of utility plant retired or disposed of in the normal course of business is eliminated from the utility plant accounts and such cost, plus net removal cost, is charged to accumulated depreciation.

  An allowance for the estimated annual decommissioning costs of the Quad-Cities Nuclear Power Station (Quad-Cities) equal to the level of funding is included in depreciation expense. See Note 4(d) for additional information regarding decommissioning costs.

  (f)  INVESTMENTS:

  Investments, managed primarily through the Company's nonregulated subsidiaries, include the following amounts as of December 31 (in thousands):

                                                 1995       1994
  Investments:
     Marketable securities . . . . . . .       $270,162   $199,514
     Oil and gas properties. . . . . . .        160,831    142,378
     Equipment Leases. . . . . . . . . .         90,729    123,603
     Nuclear decommissioning trust fund.         64,781     49,432
     Energy projects . . . . . . . . . .         44,741     51,150
     Special-purpose funds . . . . . . .         47,046     34,767
     Real estate . . . . . . . . . . . .         65,232     72,721
     Corporate owned life insurance. . .         22,743     18,832
     Non-public preferred stock. . . . .         14,372     24,451
     Coal transportation equipment . . .         10,216     11,616
     Communications. . . . . . . . . . .         16,332      4,793
     Other . . . . . . . . . . . . . . .         19,311     19,171
                                               --------   --------
  Total investments. . . . . . . . . . .       $826,496   $752,428
                                               --------   --------
                                               --------   --------

  Marketable securities generally consist of preferred stocks, common stocks and mutual funds held by InterCoast.

  On January 1, 1994, the Company adopted SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. Under this statement, investments in marketable securities classified as available-for-sale are reported at fair value with net unrealized gains and losses reported as a net of tax amount in Other Common Shareholders' Equity until realized.

  Investments in marketable securities that are classified as held-to-maturity are reported at amortized cost. An other-than-temporary decline in the value of a marketable security is recognized through a write-down of the investment to earnings.

  Investments held by the nuclear decommissioning trust fund for the Quad-Cities units are classified as available-for-sale and are reported at fair value with net unrealized gains and losses reported as adjustments to the accumulated provision for nuclear decommissioning.

  (g)  OIL AND GAS:

  The Company uses the full cost method of accounting for oil and gas activities. Under the full cost method, all acquisition, exploration and development costs are capitalized and amortized over the estimated production from proved oil and gas reserves. Under the full cost method, net capitalized costs may not exceed the present value of proved reserves as determined under rules of the Securities and Exchange Commission.

  (h)  CONSOLIDATED STATEMENTS OF CASH FLOWS:

  The Company considers all cash and highly liquid debt instruments purchased with a remaining maturity of three months or less to be cash and cash equivalents for purposes of the Consolidated Statements of Cash Flows.

  Net cash provided (used) from changes in working capital, net of effects from discontinued operations and exchange of assets was as follows (in thousands):

                                         1995       1994       1993
  Receivables  . . . . . . . . . .     $(48,203)   $13,152   $   149
  Inventories. . . . . . . . . . .        7,013      8,427    (2,067)
  Other current assets . . . . . .       (3,217)     5,876       605
  Accounts payable . . . . . . . .       32,584    (19,329)   13,741
  Interest accrued . . . . . . . .          (24)      (362)     (374)
  Taxes accrued. . . . . . . . . .       (9,755)   (19,270)    9,338
  Other current liabilities. . . .        2,527      2,236    (1,326)
                                       --------   --------   -------
     Total . . . . . . . . . . . .     $(19,075)  $ (9,270)  $20,066
                                       --------   --------   -------
                                       --------   --------   -------

  During 1993, the Company exchanged its Minnesota gas properties, with a book value of $52 million, for gas distribution properties in South Dakota, with an appraised fair value of $32 million, and $38 million cash. A pre-tax gain on the transaction of $18 million was recorded.

  (i)  ACCOUNTING FOR LONG-TERM POWER PURCHASE CONTRACT:

  Under a long-term power purchase contract with Nebraska Public Power District
(NPPD), expiring in 2004, the Company purchases one-half of the output of the 778-megawatt Cooper Nuclear Station (Cooper). The Consolidated Balance Sheets include a liability for the Company's fixed obligation to pay 50% of NPPD's Nuclear Facility Revenue Bonds and other fixed liabilities. A like amount representing the Company's right to purchase power is shown as an asset.

  Capital improvement costs for new property, including carrying costs, are being deferred, amortized and recovered in rates over the term of the NPPD contract. Capital improvement costs for property replacements, including carrying costs, are being deferred, amortized and recovered in rates over a five-year period.

  The fuel cost portion of the power purchase contract is included in Cost of
Fuel, Energy and Capacity on the  Consolidated Statements of Income.   All other
costs the Company incurs in relation to its long-term power purchase contract with NPPD are included in Other Operating Expenses on the Consolidated Statements of Income.

  See Notes 4(c), 4(d) and 4(e) for additional information regarding the power purchase contract.

  (j)  STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 121:

  In March 1995, the Financial Accounting Standards Board (FASB) issued SFAS No. 121 regarding accounting for asset impairments. This statement, which will be adopted by the Company in the first quarter of 1996, requires the Company to review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS No. 121 also requires rate-regulated companies to recognize an impairment for regulatory assets for which future recovery is not probable. Adoption of SFAS No. 121 is not expected to have a material impact on the Company's results of operations or financial position at the time of adoption.

  (k)  STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 123:

  In October 1995, the FASB issued SFAS No. 123 regarding accounting for stock-based compensation plans. This statement, which is effective for reporting periods beginning January 1, 1996, allows for alternative methods of adoption. The Company does not expect the accounting provisions or the alternative disclosure provisions of SFAS No. 123 to have a material impact on the Company's results of operations.

(2)  LONG-TERM DEBT:

  The Company's sinking fund requirements and maturities of long-term debt and preferred stock for 1996 through 2000 are $65 million, $80 million, $209 million, $171 million and $134 million, respectively.

  The interest rate on the Company's Adjustable Rate Series Mortgage Bonds is reset every two years at 160 basis points over the average yield to maturity of 10-year Treasury securities. The rate was reset in 1995.

  The Company's Variable Rate Pollution Control Revenue Obligations bear interest at rates that are periodically established through remarketing of the bonds in the short-term tax-exempt market. The Company, at its option, may change the mode of interest calculation for these bonds by selecting from among several alternative floating or fixed rate modes. The interest rates shown in the Consolidated Statements of Capitalization are the weighted average interest rates as of December 31, 1995 and 1994. The Company maintains dedicated revolving credit facility agreements or renewable lines of credit to provide liquidity for holders of these issues.

  Substantially all the former Iowa-Illinois utility property and franchises, and substantially all of the former Midwest electric utility property in Iowa, is pledged to secure mortgage bonds.

  InterCoast's unsecured Notes are issued in private placement transactions. All Notes are issued without recourse to MidAmerican.

  InterCoast has $64 million and $110 million unsecured revolving credit facility agreements, which mature in 1998 and 1999, respectively. Borrowings under these agreements may be on a fixed rate, floating rate or competitive bid rate basis. InterCoast has entered into two floating rate to fixed interest rate swaps, each in the amount of $32 million. The interest rate swaps have fixed rates at 5.97% and 6.00%, respectively, and are for three-year and two-year terms, respectively, with an optional third year on the latter. All InterCoast borrowings are without recourse to MidAmerican.

(3)  JOINTLY OWNED UTILITY PLANT:

  Under joint plant ownership agreements with other utilities, the Company had undivided interests at December 31, 1995, in jointly owned generating plants as shown in the table below.

  The dollar amounts below represent the Company's share in each jointly owned unit. Each participant has provided financing for its share of each unit. Operating Expenses on the Consolidated Statements of Income include the Company's share of the expenses of these units (dollars in millions).

                                  Nuclear                              Coal fired
                               ------------      -------------------------------------------------
                                                           Council
                                Quad-Cities        Neal     Bluffs     Neal    Ottumwa    Louisa
                                   Units           Unit      Unit      Unit      Unit      Unit
                                 No. 1 & 2        No. 3      No. 3     No.4      No. 1     No. 1
                                ----------       -------    -------  -------    -------   --------
  In service date                   1972            1975      1978      1979      1981      1983
  Utility plant in service        $200.4          $111.7    $286.5    $155.8    $202.2    $526.0
  Accumulated depreciation        $ 70.6          $ 64.8    $138.8    $ 78.9    $ 89.3    $204.3
  Unit capacity-MW                 1,539             515       675       624       716       700
  Percent ownership                 25.0%           72.0%     79.1%     40.6%     52.0%     88.0%



(4)  COMMITMENTS AND CONTINGENCIES:

  (a)  CAPITAL EXPENDITURES:

  Utility construction expenditures for 1996 are estimated to be $166 million, including $17 million for Quad-Cities nuclear fuel and $9 million for Cooper capital improvements. Capital expenditures for nonregulated subsidiaries depend upon the availability of investment opportunities and other factors. During 1996, such expenditures are estimated to be approximately $85 million.

  (b)  ENVIRONMENTAL MATTERS:

  The United States Environmental Protection Agency (EPA) and the state environmental agencies have determined that contaminated wastes remaining at certain decommissioned manufactured gas plant (MGP) facilities may pose a threat to the public health or the environment if such contaminants are in sufficient quantities and at such concentrations as to warrant remedial action.

  The Company is evaluating 26 properties which were, at one time, sites of gas manufacturing plants in which it may be a potentially responsible party (PRP). The purpose of these evaluations is to determine whether waste materials are present, whether such materials constitute an environmental or health risk, and whether the Company has any responsibility for remedial action. The Company is currently conducting field investigations at five sites and has completed investigations at three sites. In addition, the Company is currently removing contaminated soil at three sites, and has completed removals at two sites. The Company is continuing to evaluate several sites to determine the future liability, if any, for conducting site investigations or other site activity.

  The Company's present estimate of probable remediation costs for the sites discussed above is $21 million. This estimate has been recorded as a liability and a regulatory asset for future recovery. The Illinois Commerce Commission has approved the use of a tariff rider which permits recovery of the actual costs of litigation, investigation and remediation relating to former MGP sites. The Company's present rates in Iowa provide for a fixed annual recovery of MGP costs. The Company intends to pursue recovery of the remediation costs from other PRPs and its insurance carriers.

  The estimate of probable remediation costs is established on a site specific basis. The costs are accumulated in a three-step process. First, a determination is made as to whether the Company has potential legal liability for the site and whether information exists to indicate that contaminated wastes remain at the site. If so, the costs of performing a preliminary investigation are accrued. Once the investigation is completed and if it is determined remedial action is required, the best estimate of remediation costs is accrued. If necessary, the estimate is revised when a consent order is issued.

  The estimated recorded liabilities for these properties are based upon preliminary data. Thus, actual costs could vary significantly from the estimates. The estimate could change materially based on facts and circumstances derived from site investigations, changes in required remedial action and changes in technology relating to remedial alternatives. In addition, insurance recoveries for some or all of the costs may be possible, but the liabilities recorded have not been reduced by any estimate of such recoveries.

  Although the timing of potential incurred costs and recovery of such costs in rates may affect the results of operations in individual periods, management believes that the outcome of these issues will not have a material adverse effect on the Company's financial position or results of operations.

  (c)  LONG-TERM POWER PURCHASE CONTRACT:

  Payments to NPPD cover one-half of the fixed and operating costs of Cooper (excluding depreciation but including debt service) and the Company's share of nuclear fuel cost (including nuclear fuel disposal) based on energy delivered. The debt service portion is approximately $1.5 million per month for 1996 and is not contingent upon the plant being in service. In addition, the Company pays one-half of NPPD's decommissioning funding related to Cooper.

  The debt amortization and Department of Energy (DOE) enrichment plant decontamination and decommissioning component of the Company's payments to NPPD were $12.0 million, $10.8 million and $9.9 million and the net interest component was $4.6 million, $5.4 million and $5.7 million each for the years 1995, 1994 and 1993, respectively.

  The Company's payments for the debt principal portion of the power purchase contract obligation and the DOE enrichment plant decontamination and decommissioning payments are $13.0 million, $13.6 million, $14.3 million, $15.0 million and $15.8 million for 1996 through 2000, respectively, and $54.0 million for 2001 through 2004.

  (d)  DECOMMISSIONING COSTS:

  Based on site-specific decommissioning studies that include decontamination, dismantling, site restoration and dry fuel storage cost, the Company's share of expected decommissioning costs for Cooper and Quad-Cities, in 1995 dollars, is $420 million. In Illinois, nuclear decommissioning costs are included in customer billings through a mechanism that permits annual adjustments. Such costs are reflected as base rates in Iowa tariffs.

  For purposes of developing a decommissioning funding plan for Cooper, NPPD assumes that decommissioning costs will escalate at an annual rate of 4%. Although Cooper's operating license expires in 2014, the funding plan assumes decommissioning will start in 2004, the currently anticipated plant shutdown date.

  As of December 31, 1995, the Company's share of funds set aside by NPPD in internal and external accounts for decommissioning was $49.4 million. In addition, the funding plan also assumes various funds and reserves currently held to satisfy NPPD Bond Resolution requirements will be available for plant decommissioning costs after the bonds are retired in early 2004. The funding schedule assumes a long-term return on funds in the trust of 6% annually. Certain funds will be required to be invested on a short-term basis when decommissioning begins and are assumed to earn at a rate of 4% annually. NPPD is recognizing decommissioning costs over the expected service life of the plant, and 50% of the costs are included as a component of the Company's power purchased costs. During each of the years 1995, 1994 and 1993, $8.9 million of the Company's power purchased costs were for Cooper decommissioning and are included in Other Operating Expenses in the Consolidated Statements of Income. Earnings from the internal and external trust funds, which are recognized by NPPD as the owner of the plant, are tax exempt and serve to reduce future funding requirements.

  The Company has established an external trust for the investment of funds for decommissioning the Quad-Cities units. The total accrued balance as of December 31, 1995, was $64.8 million and is included in Other Liabilities and a like amount is reflected in Investments and represents the value of the assets held in the trust.

  The Company's provision for depreciation includes costs for Quad-Cities nuclear decommissioning of $8.6 million, $9.1 million and $7.9 million for 1995, 1994 and 1993, respectively. The provision charged to expense is equal to the funding that is being collected in rates. The decommissioning funding component of the Company's Illinois tariffs assumes that decommissioning costs, related to the Quad-Cities unit, will escalate at an annual rate of 5.3% and the assumed annual return on funds in the trust is 6.5%. The Quad-Cities decommissioning funding component of the Company's Iowa tariffs assumes that decommissioning costs will escalate at an annual rate of 6.3% and the assumed annual return on funds in the trust is 6.5%. Earnings on the assets in the trust fund were $2.5 million, $2.2 million and $2.0 million for 1995, 1994 and 1993.

  (e)  NUCLEAR INSURANCE:

  The Company maintains financial protection against catastrophic loss associated with its interest in Quad-Cites and Cooper through a combination of insurance purchased by NPPD (the owner and operator of Cooper) and Commonwealth Edison (the joint owner and operator of Quad-Cities), insurance purchased directly by the Company, and the mandatory industry-wide loss funding mechanism afforded under the Price-Anderson Amendments Act of 1988. The coverage falls into three categories: nuclear liability, property coverage and nuclear worker liability.

  NPPD and Commonwealth Edison each purchase nuclear liability insurance in the maximum available amount of $200 million. In accordance with the Price-Anderson Amendments Act of 1988, excess liability protection above that amount is provided by a mandatory industry-wide program under which the owners of nuclear generating facilities could be assessed for liability incurred due to a serious nuclear incident at any commercial nuclear reactor in the United States. Currently, the Company's maximum potential share of such an assessment is $79.2 million per incident, payable in installments not to exceed $10 million annually.

  The property coverage provides for property damage, stabilization and decontamination of the facility, disposal of the decontaminated material and premature decommissioning. For Quad-Cities, Commonwealth Edison purchases primary and excess property insurance protection for the combined interest in Quad-Cities totalling $2.1 billion. For Cooper, NPPD purchases primary property insurance in the amount of $500 million. Additionally, commencing December 31, 1995, the Company and NPPD separately purchase coverage for their respective obligation of $1.125 billion each in excess of the $500 million primary layer purchased by NPPD. This structure provides that both the Company and NPPD are covered for their respective 50% obligation in the event of a loss totalling $2.75 billion. The Company also directly purchases extra expense/business interruption coverage to cover the cost of replacement power and/or other continuing costs in the event of a covered accidental outage at Cooper or Quad-Cities. The coverages purchased directly by the

Company, and the primary and excess property coverages purchased by Commonwealth Edison, contain provisions for retrospective premium assessments should two or more full policy-limit losses occur in one policy year. Currently, the maximum retrospective amounts that could be assessed against the Company for its obligations associated with Cooper and Quad-Cities combined total $19.4 million.

  The master nuclear worker liability coverage is an industry-wide policy with an aggregate limit of $200 million for the nuclear industry as a whole, which is in effect to cover tort claims of workers as a result of radiation exposure on or after January 1, 1988. The Company's share, based on its interest in Cooper and Quad-Cities, of a maximum potential share of a retrospective assessment under this program is $3.0 million.

  (f)  FINANCIAL GUARANTEES:

  The Company has letters of credit amounting to $20.4 million and financial guarantees amounting to $11.3 million which are not reflected in the consolidated financial statements. Letters of credit and financial guarantees are conditional commitments issued by, or on behalf of, the Company to secure performance for a third party. The guarantees are primarily issued to support private borrowing arrangements and similar transactions.

  Management believes that the likelihood of material cash payments by the Company under these agreements is remote.

  (g)  COAL AND NATURAL GAS CONTRACT COMMITMENTS:

  The Company has entered into coal supply and transportation contracts for its fossil-fueled generating stations. The contracts, require minimum payments of $65 million, $45 million, $28 million, $26 million and $16 million for the years 1996 through 2000, respectively, and $28 million for the years thereafter. The Company expects to supplement these coal contracts with spot market purchases to fulfill its future fossil fuel needs.

  The Company has entered into various natural gas supply and transportation contracts for its utility operations. The minimum commitments under these contracts are $98 million, $87 million, $49 million, $26 million and $23 million for the years 1996 through 2000, respectively, and $96 million for the years thereafter. During 1993 FERC Order 636 became effective, requiring interstate pipelines to restructure their services. The pipelines will recover the transition costs related to Order 636 from the local distribution companies.
The Company has recorded a liability and regulatory asset for the transition costs which are being recovered by the Company through the purchased gas adjustment clause. The unrecovered balance recorded by the Company as of December 31, 1995, was $41 million.

(5)  COMMON SHAREHOLDERS' EQUITY:

  Common shares outstanding changed during the years ended December 31 as shown in the table below (in thousands):

                                         1995                 1994               1993
                                   Amount    Shares    Amount    Shares    Amount    Shares
                                  --------  --------  --------  --------  --------  --------

Balance, beginning of year . . .  $786,420    99,687  $759,120    97,782  $759,610    97,778
Changes due to:
    Issuance of common shares. .    15,083     1,065    27,760     1,911         -         -
    Capital stock expense  . . .      (276)        -      (377)        -      (442)        -
    Other. . . . . . . . . . . .         -         -       (83)       (6)      (48)        4
                                  --------  --------  --------  --------  --------  --------
Balance, end of year . . . . . .  $801,227   100,752  $786,420    99,687  $759,120    97,782
                                  --------  --------  --------  --------  --------  --------
                                  --------  --------  --------  --------  --------  --------

(6)  RETIREMENT PLANS:

  The Company has noncontributory defined benefit pension plans covering substantially all employees. Benefits under the plans are based on participants' compensation, years of service and age at retirement.

  Funding is based upon the actuarially determined costs of the plans and the requirements of the Internal Revenue Code and the Employee Retirement Income Security Act. The utility has been allowed to recover funding contributions in rates.

  Net periodic pension cost includes the following components for the years ended December 31 (in thousands):


                                                 1995      1994       1993
Service cost-benefit earned during
 the period. . . . . . . . . . . . .           $ 9,817   $ 13,241   $ 11,140
Interest cost on projected benefit
 obligation. . . . . . . . . . . . .            27,934     26,822     25,431
Decrease in pension costs from actual
 return on assets. . . . . . . . . .           (63,593)    (7,835)   (22,149)
Net amortization and deferral. . . . . . . .    32,126    (21,030)    (6,075)
One-time charge. . . . . . . . . . . . . . .    15,683          -          -
Regulatory deferral of incurred cost . . . .   (10,470)    (2,871)    (2,018)
                                               -------    -------    -------
Net periodic pension cost. . . . . . . . . .  $ 11,497   $  8,327   $  6,329
                                               -------    -------    -------
                                               -------    -------    -------

  During 1995, the Company incurred a one-time charge of $15.7 million related to the early retirement portion of its restructuring plan. Of such cost, $3.0 million was charged to expense and the remaining amount was deferred for future recovery through the regulatory process.

  The plan assets are stated at fair market value and are primarily comprised of insurance contracts, United States government debt and corporate equity securities. The following table presents the plans' funding status and amounts recognized in the Company's Consolidated Balance Sheets as of December 31 (dollars in thousands):


                                                                         Plans in Which:
                                                    -----------------------------------------------------------
                                                          Assets Exceed             Accumulated Benefits
                                                        Accumulated Benefits            Exceed Assets
                                                    ----------------------------   ----------------------------
                                                        1995            1994           1995            1994
                                                    -----------     ------------   ------------    ------------
Actuarial present value of benefit obligations:
  Vested benefit obligation  . . . . . . . . . . .   $(293,985)       $(224,488)     $ (32,429)       $(18,915)
  Nonvested benefit obligation . . . . . . . . . .      (7,516)          (5,881)          (816)         (1,744)
                                                   -----------     ------------   ------------    ------------
  Accumulated benefit obligation . . . . . . . . .    (301,501)        (230,369)       (33,245)        (20,659)
  Provision for future pay increases . . . . . . .     (94,633)         (66,414)        (5,455)         (2,357)
                                                    -----------     ------------   ------------    ------------
  Projected benefit obligation . . . . . . . . . .    (396,134)        (296,783)       (38,700)        (23,016)
Plan assets at fair value. . . . . . . . . . . . .     385,598          335,809              -               -
                                                    -----------     ------------   ------------    ------------
Projected benefit obligation (greater) less
  than plan assets . . . . . . . . . . . . . . . .     (10,536)          39,026        (38,700)        (23,016)
Unrecognized prior service cost. . . . . . . . . .     (15,866)          22,520          2,884           6,896
Unrecognized net loss (gain) . . . . . . . . . . .      29,541          (40,151)         9,431           2,603
Unrecognized net transition asset. . . . . . . . .     (21,521)         (24,112)             -               -
Other  . . . . . . . . . . . . . . . . . . . . . .           -                -         (6,860)         (7,142)
                                                    -----------     ------------   ------------    ------------
Pension liability recognized in the
  Consolidated Balance Sheets  . . . . . . . . . .   $ (18,382)       $  (2,717)     $ (33,245)       $(20,659)
                                                    -----------     ------------   ------------    ------------
                                                    -----------     ------------   ------------    ------------

Assumptions used were:

Discount rate  . . . . . . . . . . . . . . . . . .                                         7.0%            8.5%
Rate of increase in compensation levels. . . . . .                                         5.0%            5.0%
Expected long-term rate of return on assets. . . .                                    8.75-9.0%       8.75-9.0%


  The Company currently provides certain health care and life insurance benefits for retired employees. Under the plans, substantially all of the Company's employees may become eligible for these benefits if they reach retirement age while working for the Company. However, the Company retains the right to change these benefits anytime at its discretion.

  In January 1993, the Company adopted SFAS No. 106, Employers Accounting for Postretirement Benefits Other Than Pensions. The Company began expensing these costs on an accrual basis for its Illinois customers and certain of its Iowa customers in 1993 and including provisions for such costs in rates for these customers. For its remaining Iowa customers, the Company deferred the portion of these costs above the "pay-as-you-go" amount already included in rates until recovery on an accrual basis was established in 1995. The Company is currently amortizing the deferral, expensing the SFAS No. 106 accrual and including provisions for these costs in rates.

   Net periodic postretirement benefit cost includes the following components for the year ended December 31 (dollars in thousands):

                                                           1995       1994      1993
Service cost-benefit earned during the period. . .       $ 1,583    $ 2,147   $ 2,252
Interest cost    . . . . . . . . . . . . . . . . .         7,185      7,221     8,644
Increase (decrease) in benefit cost from
 actual return on assets . . . . . . . . . . . . .        (2,090)       894      (468)
Amortization of unrecognized transition
 obligation  . . . . . . . . . . . . . . . . . . .         5,291      5,442     5,449
Other      . . . . . . . . . . . . . . . . . . . .          (262)    (1,991)      293
One-time charge for early retirement . . . . . . .         4,353          -         -
Regulatory recognition of incurred cost. . . . . .         5,140     (6,218)   (9,126)
                                                         -------    -------   -------
Net periodic postretirement benefit cost . . . . .       $21,200    $ 7,495   $ 7,044
                                                         -------    -------   -------
                                                         -------    -------   -------



  During 1995, the Company recorded a one-time expense of $4.4 million related to the early retirement portion of its restructuring plan.

  The Company has established external trust funds to meet its expected postretirement benefit obligations. The trust funds are comprised primarily of
guaranteed rate investment accounts and money market investment accounts.   A
reconciliation of the funded status of the plan to the amounts realized as of December 31 is presented below (dollars in thousands):


                                                         1995         1994
Accumulated present value of benefit obligations:
Retiree benefit obligation . . . . . . . . . . . .     $(67,488)    $(55,233)
Active employees fully eligible for benefits . . .       (5,904)      (6,127)
Other active employees . . . . . . . . . . . . . .      (33,949)     (26,939)
                                                       --------      -------
Accumulated benefit obligation . . . . . . . . . .     (107,341)     (88,299)
Plan assets at fair value. . . . . . . . . . . . .       26,916       18,200
                                                       --------      -------
Accumulated benefit obligation greater than
 plan assets . . . . . . . . . . . . . . . . . . .      (80,425)     (70,099)
Unrecognized net gain. . . . . . . . . . . . . . .      (13,880)     (25,894)
Unrecognized transition obligation . . . . . . . .       89,952       95,993
                                                       --------      -------
Postretirement benefit liability recognized in the
  Consolidated Balance Sheets. . . . . . . . . . .     $ (4,353)     $     -
                                                       --------      -------
                                                       --------      -------

Assumptions used were:
Discount rate    . . . . . . . . . . . . . . . . .          7.0%         8.5%
Expected long-term rate of return on assets
  (after taxes):
  Midwest Resources union plan . . . . . . . . . .          9.0%         9.0%
  Midwest Resources salaried plan. . . . . . . . .          4.6%         4.6%
  Iowa-Illinois plans. . . . . . . . . . . . . . .          3.0%         3.0%


  For purposes of calculating the postretirement benefit obligation, it is assumed that health care costs for covered individuals prior to age 65 will increase by 11% in 1996, and that the rate of increase thereafter will decline by 1% annually to an ultimate rate of 5% by the year 2002. For covered individuals age 65 and older, it is assumed that health care costs will increase by 9% in 1996, and that the rate of increase thereafter will decline by 1% annually to an ultimate rate of 5% by the year 2000.

     If the assumed health care trend rates used to measure the expected cost of benefits covered by the plans were increased by 1%, the total service and interest cost would increase by $0.9 million and the accumulated postretirement benefit obligation would increase by $7.6 million.

     The Company sponsors defined contribution pension plans (401(k) plans) covering substantially all employees. The Company's contributions to the plans, which are based on the participants level of contribution and cannot exceed four percent of the participants salaries or wages, were $3.7 million, $3.6 million and $3.6 million for 1995, 1994 and 1993, respectively.

(7)  SHORT-TERM BORROWING:

     Interim financing of working capital needs and the construction program may be obtained from the sale of commercial paper or short-term borrowing from banks. Information regarding short-term debt follows (dollars in thousands):

                                                 1995      1994      1993
Balance at year-end    . . . . . . . . . . .   $184,800  $124,500   $173,035
Weighted average interest rate
  on year-end balance. . . . . . . . . . . .        5.7%      6.1%       3.4%
Average daily amount outstanding
  during the year. . . . . . . . . . . . . .   $114,036  $105,728   $117,445
Weighted average interest rate
  on average daily amount
  outstanding during the year. . . . . . . .        6.0%      4.4%       3.3%

     At December 31, 1995, the Company had bank lines of credit of $250 million to provide short-term financing for its utility operations. As of December 31, 1995, the Company has regulatory authority to borrow up to $400 million of short-term debt for its utility operations. In January 1996, the Company entered into a $250 million revolving credit facility agreement to replace the lines of credit. The Company's commercial paper borrowings are currently supported by the revolving credit facility.

(8)  RATE MATTERS:

     The table below shows the Company's recent material general rate activities (dollars in thousands):

Filing entity. . . . . . . . . . . . . .      Midwest         Midwest
State of filing. . . . . . . . . . . . .       Iowa            Iowa
Service  . . . . . . . . . . . . . . . .        Gas          Electric
Interim revenue increase:
    Amount . . . . . . . . . . . . . . .      $ 8,200         $15,600
    Percent. . . . . . . . . . . . . . .        3.2%            2.7%
    Date collection began. . . . . . . .  October 18, 1994  January 1, 1995
Final revenue increase:
    Amount . . . . . . . . . . . . . . .     $10,600         $20,300
    Percent. . . . . . . . . . . . . . .       4.1%            3.4%
    Date collection began. . . . . . . .  August 1, 1995   August 11, 1995

     The table below summarizes the results of the Company's recent material energy efficiency cost recovery filing activities (dollars in thousands):


Filing entity  . . . . . . . . . .     Midwest            Midwest         Iowa-Illinois
State of filing. . . . . . . . . .      Iowa                Iowa               Iowa
Final revenue increase granted*. .     $19,700             $18,700           $18,600
Deferred charges to be amortized*.     $14,100             $13,400           $13,800
Date collection began. . . . . . . October 12, 1994    January 21, 1995   August 3, 1995


* Recovery and amortization over a four-year period

(9)  DISCONTINUED OPERATIONS:

     The Company reflected as discontinued operations at September 30, 1994, all activities of a subsidiary that constructed generating facilities and a subsidiary that constructed electric distribution and transmission systems. Essentially all of the assets of these subsidiaries have been sold.

     Midwest Capital, under the terms of certain sale agreements, has indemnified the purchasers of the construction subsidiaries for specified losses or claims relating to construction projects which occurred prior to the date of their sale. In addition, Midwest Capital has guaranteed performance on a joint venture turnkey engineering, procurement and construction contract for a cogeneration project. The Company has provided a support agreement to Midwest Capital related to this project. In October 1995, the project received preliminary acceptance from the owner. Management believes that the likelihood of a material adverse impact to the Company under any indemnity provision of the sale agreements or construction contracts or material cash payments by the Company under the support agreements is remote.

     Net assets of the construction subsidiaries are separately presented on the Consolidated Balance Sheets as Investment in Discontinued Operations. Proceeds received from the disposition of the construction investments through December 31, 1995, were $4.1 million. Revenues from discontinued activities, as well as the results of operations and the estimated income (loss) on the disposal of discontinued operations for the years ended December 31 are as follows (in thousands):

                                         1995     1994      1993
Operating Revenues . . . . . . . . .  $  7,334  $ 69,958  $  94,350
                                      --------  --------  ---------
                                      --------  --------  ---------
Income (loss) from discontinued
        operations before
        income taxes . . . . . . . .  $    880  $ (2,788) $  (7,033)
Income tax benefit (expense) . . . .      (463)      908      3,179
                                      --------  --------  ---------
        Total. . . . . . . . . . . .  $   (417) $ (1,880) $  (3,854)
                                      --------  --------  ---------
                                      --------  --------  ---------

Loss on disposal before
        income taxes . . . . . . . .  $      -  $(11,576) $       -
Income tax benefit . . . . . . . . .         -     7,811          -
                                      --------  -------   ---------
        Total. . . . . . . . . . . .  $      -  $ (3,765) $       -
                                      --------  --------  ---------
                                      --------  --------  ---------

                                     -19-

(10)  CONCENTRATION OF CREDIT RISK:

     The Company's electric utility operations serve 549,000 customers in Iowa, 83,000 customers in western Illinois and 3,000 customers in southeastern South Dakota. The Company's gas utility operations serve 471,000 customers in Iowa, 65,000 customers in western Illinois, 60,000 customers in southeastern South Dakota and 4,000 customers in northeastern Nebraska. The largest communities served by the Company are the Iowa and Illinois Quad-Cities; Des Moines, Sioux City, Cedar Rapids, Waterloo, Iowa City and Council Bluffs, Iowa; and Sioux Falls, South Dakota. The Company's utility operations grant unsecured credit to customers, substantially all of whom are local businesses and residents. As of December 31, 1995, billed receivables from the Company's utility customers totalled $126 million.

     The Company has investments in preferred stocks of companies in the utility industry. As of December 31, 1995, the total cost of these investments was $163 million.

     InterCoast has entered into leveraged lease agreements with companies in the airline industry. As of December 31, 1995, the receivables under these agreements totalled $38 million.

(11)  PREFERRED SHARES:

     On December 15, 1994, the Company redeemed all of its outstanding
$4.36 Series, $4.22 Series and $7.50 Series preferred shares. The redemption was made at a premium, which resulted in a charge to net income on common shares of $312,000.

     The $5.25 Series Preferred Shares, which are not redeemable prior to November 1, 1998 for any purpose, are subject to mandatory redemption on November 1, 2003 at $100 per share. The $7.80 Series Preferred Shares, which are not redeemable prior to May 1, 1996 for any purpose, have sinking fund requirements under which 66,600 shares will be redeemed at $100 per share each May 1, beginning in 2001 through May 1, 2006.

     The total outstanding cumulative preferred stock that is not subject to mandatory redemption requirements may be redeemed at the option of the Company at prices which, in the aggregate, total $95.1 million. The aggregate total the holders of all preferred stock outstanding at December 31, 1995, are entitled to upon involuntary bankruptcy is $141.8 million plus accrued dividends. Annual dividend requirements for preferred stock outstanding at December 31, 1995, total $9.1 million.

(12)  SEGMENT INFORMATION:

          Information related to segments of the Company's business is as follows for the years ended December 31 (in thousands):



                                                     1995         1994         1993
UTILITY
  Electric-
    Operating revenues . . . . . . . . . .      $ 1,094,647   $1,021,660   $1,002,970
    Cost of fuel, energy and capacity. . .          230,261      213,987      217,385
    Depreciation and amortization expense.          136,324      132,886      129,814
    Other operating expenses . . . . . . .          459,344      438,811      424,589
                                                -----------    ---------    ---------
    Operating income . . . . . . . . . . .      $   268,718   $  235,976   $  231,182
                                                -----------    ---------    ---------
                                                -----------    ---------    ---------

  Gas-
    Operating revenues . . . . . . . . .        $   459,588   $  492,015   $  538,989
    Cost of gas sold . . . . . . . . . . .          279,025      326,782      366,049
    Depreciation and amortization expense.           22,626       21,343       21,008
    Other operating expenses . . . . . . .          122,017      111,644      110,970
                                                -----------    ---------    ---------
    Operating income . . . . . . . . . . .      $    35,920   $   32,246   $   40,962
                                                -----------    ---------    ---------
                                                -----------    ---------    ---------
  Operating income . . . . . . . . . . . .       $  304,638   $  268,222   $  272,144
  Other income (expense) . . . . . . . . .           (4,074)      (3,712)      21,185
  Interest charges . . . . . . . . . . . .           83,977       76,606       83,524
                                                -----------    ---------    ---------
  Income from continuing operations
   before income taxes . . . . . . . . . .          216,587      187,904      209,805
  Income taxes . . . . . . . . . . . . . .           84,098       66,759       75,917
                                                -----------    ---------    ---------
  Income from continuing operations. . . .      $   132,489   $  121,145    $ 133,888
                                                -----------    ---------    ---------
                                                -----------    ---------    ---------

  Capital Expenditures-
    Electric . . . . . . . . . . . . . . .      $   133,490   $  164,870    $ 178,903
    Gas. . . . . . . . . . . . . . . . . .           57,281       46,799       36,178

NONREGULATED
  Revenues . . . . . . . . . . . . . . . .      $   169,409   $  177,235    $ 140,976
  Cost of sales. . . . . . . . . . . . . .          128,685      130,621       96,656
  Depreciation, depletion
    and amortization . . . . . . . . . . .           26,573       24,884       18,771
  Other operating expenses . . . . . . . .           17,657       16,346       16,797
                                                -----------    ---------    ---------
  Operating income (loss). . . . . . . . .           (3,506)       5,384        8,752
  Other income . . . . . . . . . . . . . .           15,734       37,084       30,978
  Interest charges . . . . . . . . . . . .           30,425       31,638       30,421
  Income (loss) from continuing operations
    before income taxes. . . . . . . . . .          (18,197)      10,830        9,309
  Income taxes . . . . . . . . . . . . . .          (16,114)      (4,410)      (4,508)
                                                -----------    ---------    ---------
  Income (loss) from continuing
    operations . . . . . . . . . . . . . .      $    (2,083)   $  15,240    $  13,817
                                                -----------    ---------    ---------
                                                -----------    ---------    ---------

  Capital expenditures . . . . . . . . . .      $    56,162    $  52,609    $  86,505

                                      -21-



                                                 1995        1994         1993
ASSET INFORMATION
  Identifiable assets-
    Electric (a) . . . . . . . . . . . . .   $2,947,832   $2,915,749   $2,891,487
    Gas (a). . . . . . . . . . . . . . . .      709,742      693,203      662,634
    Used in overall utility
      operations . . . . . . . . . . . . .       46,644       71,399       67,622
  Nonregulated . . . . . . . . . . . . . .      819,303      735,423      749,518
                                             ----------   ----------   ----------
  Total assets . . . . . . . . . . . . . .   $4,523,521   $4,415,774   $4,371,261
                                             ----------   ----------   ----------
                                             ----------   ----------   ----------


(a) Utility plant less accumulated provision for depreciation, accounts receivable, accrued unbilled revenues, inventories, deferred gas expense, energy adjustment clause balance, nuclear decommissioning trust fund and regulatory assets.

(13)  FAIR VALUE OF FINANCIAL INSTRUMENTS:

      The following methods and assumptions were used to estimate the fair value of each class of financial instruments Tariffs for the Company's utility services are established based on historical cost ratemaking. Therefore, the impact of any realized gains or losses related to financial instruments applicable to the Company's utility operations is dependent on the treatment authorized under future ratemaking proceedings.

      Cash and cash equivalents - The carrying amount approximates fair value due to the short maturity of these instruments.

      Quad-Cities nuclear decommissioning trust fund - Fair value is based on quoted market prices of the investments held by the fund.

      Marketable securities - Fair value is based on quoted market prices.

      Debt securities - Fair value is based on the discounted value of the future cash flows expected to be received from such investments.

      Equity investments carried at cost - Fair value is based on an estimate of the Company's share of partnership equity, offers from unrelated third parties or the discounted value of the future cash flows expected to be received from such investments.

      Notes payable - Fair value is estimated to be the carrying amount due to the short maturity of these issues.

      Preferred shares - Fair value of preferred shares with mandatory redemption provisions is estimated based on the quoted market prices for similar issues.

          Long-term debt - Fair value of long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities. The following table presents the carrying amount and estimated fair value of certain financial instruments as of December 31 (in thousands):


                                                          1995                      1994
                                                  Carrying      Fair         Carrying      Fair
                                                   Amount       Value         Amount       Value
                                                 ----------   ---------     ---------    --------
Financial Instruments Owned by the Company:
        Equity investments carried at
           costs . . . . . . . . . . . . . . .  $   58,972   $   61,316    $   22,352   $   23,930

Financial Instruments Issued by the Company:
        Preferred shares; subject to mandatory
          redemption . . . . . . . . . . . .    $   50,000   $   52,800    $   50,000   $   50,836
        Long-term debt, including current
          portion  . . . . . . . . . . . . . .  $1,468,617   $1,528,504    $1,471,127   $1,391,372


        The amortized cost, gross unrealized gain and losses and estimated fair value of investments in debt and equity securities at December 31, 1995 and 1994, are summarized as follows (in thousands):


                                                             1995
                                       Amortized    Unrealized  Unrealized      Fair
                                          Cost         Gains      Losses       Value
                                        --------     --------     --------     --------
    Available-for-sale:
        Equity securities               $254,111    $   7,132    $  (9,278)    $251,965
        Municipal Bonds                   38,098        3,228         (210)      41,116
        Cash equivalents                   8,092          -            -          8,092
        Other debt securities             42,734          355       (6,507)      36,582
                                        --------     --------     --------     --------
                                        $343,035     $ 10,715     $(15,995)    $337,755
                                        --------     --------     --------     --------
                                        --------     --------     --------     --------

   Held-to-maturity:
        Equity securities               $ 11,389     $    -       $   (786)    $ 10,603
        Debt securities                   19,440           31         (921)      18,550
                                        --------     --------     --------     --------
                                        $ 30,829     $     31     $ (1,707)    $ 29,153
                                        --------     --------     --------     --------
                                        --------     --------     --------     --------


                                                             1994
                                       Amortized    Unrealized   Unrealized     Fair
                                          Cost         Gains       Losses       Value
                                       ---------     --------    ---------    ---------

Available-for-sale:
  Equity securities                     $171,201       $2,388     $(14,703)    $158,886
  Municipal bonds                         43,034          749       (1,773)      42,010
  Cash equivalents                         5,836            -            -        5,836
  Other debt securities                    4,102            -            -        4,102
                                       ---------     --------    ---------    ---------
                                        $224,173       $3,137     $(16,476)    $210,834
                                       ---------     --------    ---------    ---------
                                       ---------     --------    ---------    ---------

Held-to-maturity:
  Equity securities                     $ 40,628       $    -     $ (1,374)    $ 39,254
  Debt securities                         14,804           39       (1,849)      12,994
                                       ---------     --------    ---------    ---------
                                        $ 55,432       $   39     $ (3,223)    $ 52,248
                                       ---------     --------    ---------    ---------
                                       ---------     --------    ---------    ---------


          At December 31, 1995, the debt securities held by the Company had the following maturities (in thousands):

                                         Amortized      Fair
                                           Cost         Value
                                         ---------   --------
Within 1 year                            $ 2,575      $ 2,454
1 through 5 years                         38,345       36,934
5 through 10 years                        35,788       32,239
Over 10 years                             23,564       24,621



          During 1995, the Company re-evaluated the classification of its securities classified as held-to-maturity and available-for-sale. As a result, certain securities, with a total amortized cost of $33.1 million and a market value of $33.8 million, were transferred from securities classified as held-to-maturity to available-for-sale securities.

          The proceeds and the gross realized gains and losses on the disposition of investments held by the Company for the years ended December 31, are as follows (in thousands):


                                                 1995       1994
          Proceeds from sales                  $107,692   $135,769
          Gross realized gains                    3,923     10,338
          Gross realized losses                  (3,158)     5,234

(14)  INCOME TAX EXPENSE:

   Income tax expense from continuing operations includes the following for the years ended December 31 (in thousands):


                                             1995         1994         1993
Income taxes
  Current
    Federal . . . . . . . . . .            $45,635      $20,036       $57,179
    State . . . . . . . . . . .             12,071        5,387        12,295
                                          --------     --------      --------
                                            57,706       25,423        69,474
  Deferred
    Federal . . . . . . . . . .             15,905       37,316         7,610
    State . . . . . . . . . . .              2,550        6,565         3,996
                                          --------     --------      --------
                                            18,455       43,881        11,606
  Investment tax credit, net. .             (8,177)      (6,955)       (9,671)
                                          --------     --------      --------
  Total income tax expense. . .            $67,984      $62,349       $71,409
                                          --------     --------      --------
                                          --------     --------      --------

  Included in Deferred Income Taxes in the Consolidated Balance Sheets as of December 31 are deferred tax assets and deferred tax liabilities as follows (in thousands):


                                          1995           1994
Deferred tax assets
  Related to:
   Investment tax credits . . .        $  63,374      $  67,279
   Unrealized losses. . . . . .            7,548          4,008
   Pensions . . . . . . . . . .           17,938         16,834
   AMT credit carry forward . .           18,738         34,555
   Nuclear reserves and
     decommissioning  . . . . .            8,367          8,340
   Other. . . . . . . . . . . .           10,679         14,640
                                        --------       --------
   Total. . . . . . . . . . . .         $126,644       $145,656
                                        --------       --------
                                        --------       --------


                                          1995           1994
Deferred tax liabilities
   Related to:
    Depreciable property . . . .        $533,750       $563,099
    Income taxes recoverable
       through future rates. . .         207,631        206,856
    Intangible drilling costs. .          38,278         17,062
    Energy efficiency. . . . . .          28,616         17,635
    Reacquired debt. . . . . . .          17,595         18,575
    FERC Order 636 . . . . . . .          16,073         17,939
    Other. . . . . . . . . . . .          31,275         30,155
                                        --------       --------
    Total. . . . . . . . . . . .        $873,218       $871,321
                                        --------       --------
                                        --------       --------


   The following table is a reconciliation between the effective income tax rate, before preferred stock dividends, indicated by the Consolidated Statements of Income and the statutory federal income tax rate for the years ended December 31:


                                                      1995      1994       1993
Effective federal and state
  income tax rate . . . . . . . . . . . . . .          34%       31%        33%
Amortization of investment tax credit . . . .           4         4          4
Resolution of prior year tax issue. . . . . .           -         2          -
State income tax, net of federal income
  tax benefit . . . . . . . . . . . . . . . .          (5)       (4)        (5)
Dividends received deduction. . . . . . . . .           2         2          2
Other . . . . . . . . . . . . . . . . . . . .           -         -          1
                                                      ----      ----       ----
Statutory federal income tax rate . . . . . .          35%       35%        35%
                                                      ----      ----       ----
                                                      ----      ----       ----






(15)  INVENTORIES:

          Inventories include the following amounts as of December 31 (in thousands):


                                                            1995      1994
          Materials and supplies, at average cost. . .  $  27,442   $  31,688
          Coal stocks, at average cost . . . . . . . .     32,163      26,878
          Fuel oil, at average cost. . . . . . . . . .      1,523       1,907
          Gas in storage, at LIFO cost . . . . . . . .     21,883      30,347
          Other. . . . . . . . . . . . . . . . . . . .      2,224       1,428
                                                        ---------   ---------
          Total. . . . . . . . . . . . . . . . . . . .  $  85,235   $  92,248
                                                        ---------   ---------
                                                        ---------   ---------


          At December 31, 1995 prices, the current cost of gas in storage was $31.4 million.

(16)  OTHER INFORMATION:

           The Company has completed a merger-related restructuring plan during 1995. Other operating expenses in the Consolidated Statements of Income for 1995 includes $33.4 million related to the restructuring plan.

          Non-Operating - Other, Net, as shown on the Consolidated Statements of Income includes the following for the years ended December 31 (in thousands):


                                                            1995        1994        1993
     Allowance for equity funds used
      during construction . . . . . . . . . . . . .     $     481      $   452   $      -
     Gain on sale of assets, net. . . . . . . . . .         8,570        4,468     20,164
     Income (loss) from equity method investments .          (312)       2,712      2,073
     Energy efficiency carrying charges . . . . . .         3,092        1,681      1,172
     Merger costs . . . . . . . . . . . . . . . . .        (4,624)      (4,510)         -
     Other-than-temporary declines in value
      of investments and other assets . . . . . . .       (17,971)      (1,791)    (2,939)
     Other. . . . . . . . . . . . . . . . . . . . .           297        1,304        372
                                                        ---------   ----------   --------
     Total. . . . . . . . . . . . . . . . . . . . .      $(10,467)   $   4,316   $ 20,842
                                                        ---------   ----------   --------
                                                        ---------   ----------   --------



(17)  HOLDING COMPANY PROPOSAL

      The Company's Board of Directors has approved the formation of a holding company for MidAmerican's organizational structure. The holding company would have two wholly owned subsidiaries consisting of MidAmerican (utility operations) and InterCoast. Consummation of the holding company structure is subject to approval by holders of a majority of the outstanding shares of the Company's common stock. In addition, certain orders must be received from the ICC, IUB, FERC, and the Nuclear Regulatory Commission. Subject to such approvals, each share of MidAmerican common stock will be exchanged for one share of the holding company's stock. It is management's intent, if possible, to complete the formation of the holding company and share exchange by the end of 1996.

(18)  UNAUDITED QUARTERLY OPERATING RESULTS:


1995                                 1st Quarter  2nd Quarter  3rd Quarter  4th Quarter
                                     -----------  -----------  -----------  -----------
                                           (In thousands, except per share amounts)
Operating revenues . . . . . . . . . .  $461,422     $371,712     $434,623     $455,887
Operating income . . . . . . . . . . .    78,841       56,312       99,887       66,092
Income from continuing operations. . .    37,577       26,674       37,457       28,698
Income (loss) from discontinued
 operations  . . . . . . . . . . . . .         -          516            -          (99)
Earnings on common stock . . . . . . .    35,296       24,908       35,780       26,780

Earnings per average common share:
  Income from continuing operations. .  $   0.35     $   0.24     $   0.36     $   0.27
  Income (loss) from discontinued
    operations . . . . . . . . . . . .         -         0.01            -            -
                                        --------     --------     --------     --------
Earnings per average common share. . .  $   0.35     $   0.25     $   0.36     $   0.27
                                        --------     --------     --------     --------
                                        --------     --------     --------     --------


1994                                 1st Quarter  2nd Quarter  3rd Quarter* 4th Quarter
                                     -----------  -----------  -----------  -----------
                                           (In thousands, except per share amounts)
Operating revenues . . . . . . . . . . $ 529,422    $ 368,126    $ 382,492    $ 410,870
Operating income . . . . . . . . . . .    86,855       55,949       85,570       45,232
Income from continuing operations. . .    47,468       24,748       42,125       22,044
Loss from discontinued operations. . .      (759)        (603)      (4,236)         (47)
Earnings on common stock . . . . . . .    44,136       21,571       35,315       19,167

Earnings per average common share:
   Income from continuing operations . $    0.46    $    0.23    $    0.40    $    0.19
   Loss from discontinued operations .     (0.01)       (0.01)       (0.04)           -
                                        --------     --------     --------     --------

Earnings per average common share. . . $    0.45     $   0.22    $    0.36    $    0.19
                                        --------     --------     --------     --------
                                        --------     --------     --------     --------


* Includes the estimated loss on the disposal of the construction subsidiaries.

The quarterly data reflect seasonal variations common in the utility industry.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the  Shareholders and Board of Directors of MidAmerican Energy Company and
Subsidiaries:

      We have audited the accompanying consolidated balance sheets and consolidated statements of capitalization of MidAmerican Energy Company (an Iowa corporation) and subsidiaries, as of December 31, 1995 and 1994, and the related consolidated statements of income, retained earnings and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1994 and 1993 financial statements of Iowa-Illinois Gas and Electric Company, one of the companies merged in 1995 to form MidAmerican Energy Company in a transaction accounted for as a pooling-of-interests, as discussed in Note (1)(a). Such statements are included in the consolidated financial statements of MidAmerican Energy Company and subsidiaries and reflect total assets constituting 42% in 1994 and total revenues constituting 36% in 1994 and 1993, of the related consolidated totals. These statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to the amounts included for Iowa-Illinois Gas and Electric Company, is based solely upon the report of the other auditors.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, based on our report and the report of the other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of MidAmerican Energy Company and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.



                                             /s/  Arthur Andersen LLP

Chicago, Illinois
January 26, 1996

REPORT OF MANAGEMENT

  Management is responsible for the preparation of all information contained in this Annual Report, including the financial statements. The statements and related financial information have been prepared in conformity with generally accepted accounting principles. In the opinion of management, the financial position, results of operation and cash flows of the Company are reflected fairly in the statements. The statements have been audited by the Company's independent public accountants, Arthur Andersen LLP.

  The Company maintains a system of internal controls which is designed to provide reasonable assurance, on a cost effective basis, that transactions are executed in accordance with management's authorization, the financial statements are reliable and the Company's assets are properly accounted for and safeguarded. The Company's internal auditors continually evaluate and test the system of internal controls and actions are taken when opportunities for improvement are identified. Management believes that the system of internal controls is effective.

  The Audit Committee of the Board of Directors, the members of which are directors who are not employees of the Company, meets regularly with management, the internal auditors and Arthur Andersen LLP to discuss accounting, auditing, internal control and financial reporting matters. The Company's independent public accountants are appointed annually by the Board of Directors on recommendation of the Audit Committee. The internal auditors and Arthur Andersen LLP each have full access to the Audit Committee, without management representatives present.




/s/ Stanley J. Bright
President,
Office of the Chief Executive Officer


/s/ Lance E. Cooper
Group Vice President
Finance and Accounting