Form 10-K, Exhibit 13
period 1995-12-31
MIDAMERICAN ENERGY CO
filed 1996-03-11
CIK 928576

                                                                    EXHIBIT 13.3

FIVE-YEAR FINANCIAL STATISTICS

                                           1995     1994     1993     1992     1991
                                         -------  -------   -------  -------  -------
Earnings per average common share --
Continuing operations:
 Utility operations                      $  1.24  $  1.12   $  1.29  $  0.82  $  1.33
 Nonregulated activities                    (.02)    0.16      0.14     0.01     (.01)
Discontinued operations                        -    (0.06)    (0.04)    0.01        -
                                         -------  -------   -------  -------  -------
Earnings per average common share        $  1.22  $  1.22   $  1.39  $  0.84  $  1.32
                                         -------  -------   -------  -------  -------
                                         -------  -------   -------  -------  -------
Return on average common equity (%)         10.1     10.1      11.6      7.1     11.2
Cash dividends declared per common share $  1.18  $  1.17   $  1.17  $  1.28  $  1.38
Common dividend payout ratio (%)              97       96        84      152      105
Ratio of earnings to fixed charges
 Consolidated                                2.8      2.8       2.9      1.9      2.5
 Utility only                                3.4      3.3       3.4      2.3      2.9
Ratio of earnings to fixed charges and
 Cooper Nuclear Station debt service
   Consolidated                              2.7      2.7       2.8      1.9      2.4
   Utility only                              3.3      3.2       3.3      2.2      2.8
Capitalization ratios %  --
 Common shareholders' equity                44.3     43.9      44.0     43.8     42.9
 Preferred shares, not subject to
   mandatory redemption                      3.2      3.3       4.1      2.8      2.8
 Preferred shares, subject to
   mandatory redemption                      1.8      1.8       1.9      1.8      3.0
 Long-term debt (excluding
  current portion)                          50.7     51.0      50.0     51.6     51.3
Book value per common share at year-end  $ 12.17  $ 12.08   $ 12.07  $ 11.86  $ 12.12
Quarterly earnings per average common
  share outstanding  --
   1st quarter                           $  0.35  $  0.45   $  0.44  $  0.28  $  0.36
   2nd quarter                              0.25     0.22      0.22     0.13     0.27
   3rd quarter                              0.36     0.36      0.52     0.26     0.47
   4th quarter                              0.27     0.19      0.20     0.17     0.22
Number of fulltime employees --
 Utility                                   3,331    4,077     4,196    4,305    4,370
 Nonregulated                                271      274       347      200      140
Utility construction expenditures       $190,771 $211,669  $215,081 $188,344 $177,061
Net cash from utility operations less
  dividends as a % of construction           134      121       103       71      100



COMMON STOCK DIVIDENDS AND PRICES

                                                                     Price Range
                                              ----------------------------------------------------------
                      Dividends Declared         MidAmerican          Iowa-Illinois       Resources
                   -------------------------  -----------------    ------------------  -----------------
                    MEC      IWG       MWR      High      Low       High      Low      High       Low
                   -------  -------  -------  --------  -------    --------  -------  --------   -------
1995
 4th Quarter       $ 0.30   $     -  $   -    $17 1/8   $15        $     -   $     -  $     -    $     -
 3rd Quarter         0.30         -      -     15 5/8    13 5/8          -         -        -          -
 2nd Quarter            -    0.4325   0.29          -         -     22        19 7/8    15        13 5/8
 1st Quarter            -    0.4325   0.29          -         -     22 1/8    19        14 5/8    13 3/8
1994
 4th Quarter       $    -   $0.4325  $0.29          -         -    $20 5/8   $18 7/8   $14 1/2   $12 7/8
 3rd Quarter            -    0.4325   0.29          -         -     22 1/2    19 1/4    15 3/8    13 1/2
 2nd Quarter            -    0.4325   0.29          -         -     24 1/2    19 7/8    16 3/4    13 7/8
 1st Quarter            -    0.4325   0.29          -         -     24 3/4    22 3/8    18        16


                                        MIDAMERICAN ENERGY COMPANY
                               FIVE-YEAR CONSOLIDATED STATEMENTS OF INCOME


                                                YEARS ENDED DECEMBER 31
                                 ------------------------------------------------------
                                   1995        1994        1993       1992       1991
                                 --------    --------    --------   --------   --------
                                        (In thousands, except per share amounts)
OPERATING REVENUES
Electric utility               $1,094,647  $1,021,660  $1,002,970  $ 936,027  $ 968,799
Gas utility                       459,588     492,015     538,989    484,687    473,251
Nonregulated                      169,409     177,235     140,976     70,344     46,513
                               ----------   ---------   ---------  ---------  ---------
                                1,723,644   1,690,910   1,682,935  1,491,058  1,488,563
                               ----------   ---------   ---------  ---------  ---------

OPERATING EXPENSES
Utility:
  Cost of fuel, energy and
    Capacity                      230,261     213,987     217,385    211,924    212,647
  Cost of gas sold                279,025     326,782     366,049    326,097    323,113
  Other operating expenses (2)    399,648     354,190     340,720    329,911    306,508
  Maintenance                      85,363     101,275     101,601     93,769     91,548
  Depreciation and amortization   158,950     154,229     150,822    144,646    135,062
  Property and other taxes         96,350      94,990      93,238     97,479     94,872
                               ----------   ---------   ---------  ---------  ---------
                                1,249,597   1,245,453   1,269,815  1,203,826  1,163,750
Nonregulated (2)                  172,915     171,851     132,224     69,522     46,692
                               ----------   ---------   ---------  ---------  ---------
                                1,422,512   1,417,304   1,402,039  1,273,348  1,210,442
                               ----------   ---------   ---------  ---------  ---------

OPERATING INCOME                  301,132     273,606     280,896    217,710    278,121
                               ----------   ---------   ---------  ---------  ---------

NON-OPERATING INCOME (3)           11,660      33,372      52,163     15,656     28,023
                               ----------   ---------   ---------  ---------  ---------

INTEREST CHARGES
Interest on long-term debt        110,505     105,753     111,065    114,732    106,538
Other interest expense              9,449       6,446       5,066      5,899     16,380
Allowance for borrowed funds       (5,552)     (3,955)     (2,186)    (2,162)    (4,347)
                               ----------   ---------   ---------  ---------  ---------
                                  114,402     108,244     113,945    118,469    118,571
                               ----------   ---------   ---------  ---------  ---------

INCOME FROM CONTINUING
  OPERATIONS BEFORE INCOME
  TAXES                           198,390     198,734     219,114    114,897    187,573
INCOME TAXES                       67,984      62,349      71,409     26,812     59,604
                               ----------   ---------   ---------  ---------  ---------
INCOME FROM CONTINUING
  OPERATIONS                      130,406     136,385     147,705     88,085    127,969
INCOME (LOSS) FROM
  DISCONTINUED OPERATIONS
  (net of income taxes) (4)           417      (5,645)     (3,854)       794        203
                               ----------   ---------   ---------  ---------  ---------
NET INCOME                        130,823     130,740     143,851     88,879    128,172
PREFERRED DIVIDENDS                 8,059      10,551       8,367      8,735      9,708
                               ----------   ---------   ---------  ---------  ---------

EARNINGS ON COMMON STOCK        $ 122,764   $ 120,189   $ 135,484  $  80,144  $ 118,464
                               ----------   ---------   ---------  ---------  ---------
                               ----------   ---------   ---------  ---------  ---------

AVERAGE COMMON SHARES
  OUTSTANDING                     100,401      98,531      97,762     95,430     89,844
EARNINGS PER COMMON SHARE       $    1.22   $    1.22   $    1.39   $   0.84   $   1.32


(1) The Company was formed on July 1, 1995, through a merger, as discussed in Note (1)(a) of Notes to Consolidated Financial Statements (Notes). All data on this statement reflect the pooled amounts of the predecessor companies. Non-Operating income includes $4.5 million and $4.6 million of merger-related costs in 1994 and 1995, respectively.
(2) Utility other operating expenses include $31.9 million of costs related to a restructuring and work force reduction plan implemented and completed in 1995. In addition, nonregulated other expenses for 1995 includes $1.5 million of related costs.
(3) During 1995, the Company recorded approximately $18 million of expense for the write-down of certain nonregulated assets. In 1993, the Company recorded an $18.5 million pre-tax gain on the exchange of natural gas service territory. The exchange resulted in a decrease of approximately 33,000 natural gas customers.
(4) In 1994 the Company announced its intent to divest its construction subsidiaries. Refer to Note (9) of Notes.

                           MIDAMERICAN ENERGY COMPANY
                      FIVE-YEAR CONSOLIDATED BALANCE SHEETS



                                                                             AS OF  DECEMBER 31
                                                        -----------------------------------------------------------------------
                                                          1995             1994          1993          1992            1991
                                                        -----------    -----------    ----------     ----------     -----------
                                                                                  (In thousands)
ASSETS
UTILITY PLANT
Electric                                                $3,881,699     $3,765,004     $3,642,415     $3,534,703     $3,455,061
Gas                                                        695,741        663,792        639,276        628,856        575,113
                                                        ----------     ----------     ----------     ----------     ----------
                                                         4,577,440      4,428,796      4,281,691      4,163,559      4,030,174
Less accumulated depreciation and amortization           2,027,055      1,885,870      1,801,668      1,680,033      1,572,946
                                                        ----------     ----------     ----------     ----------     ----------
                                                         2,550,385      2,542,926      2,480,023      2,483,526      2,457,228
Construction work in progress                              104,164        101,252        111,726         67,664         51,176
                                                        ----------     ----------     ----------     ----------     ----------
     Total                                               2,654,549      2,644,178      2,591,749      2,551,190      2,508,404
                                                        ----------     ----------     ----------     ----------     ----------

POWER PURCHASE CONTRACT                                    212,148        221,998        248,643        243,146        248,949
                                                        ----------     ----------     ----------     ----------     ----------

INVESTMENT IN DISCONTINUED OPERATIONS                           -          15,249         22,206         23,686         23,854
                                                        ----------     ----------     ----------     ----------     ----------

CURRENT ASSETS
Cash and cash equivalents                                   41,216         33,778         24,289         25,079         30,384
Receivables, less reserves                                 261,105        212,902        226,054        225,566        205,440
Inventories                                                 85,235         92,248        100,675         98,608         91,753
Other                                                       22,252         19,035         24,911         26,182         20,277
                                                        ----------     ----------     ----------     ----------     ----------
                                                           409,808        357,963        375,929        375,435        347,854
                                                        ----------     ----------     ----------     ----------     ----------

INVESTMENTS                                                826,496        752,428        760,308        727,929        673,789
                                                        ----------     ----------     ----------     ----------     ----------

OTHER ASSETS                                               420,520        423,958        372,426        192,630        107,819
                                                        ----------     ----------     ----------     ----------     ----------

TOTAL ASSETS                                            $4,523,521     $4,415,774     $4,371,261     $4,114,016     $3,910,669
                                                        ----------     ----------     ----------     ----------     ----------
                                                        ----------     ----------     ----------     ----------     ----------

CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common shareholders' equity                             $1,225,715     $1,204,112     $1,180,510      1,159,676      1,128,858
Preferred shares, not subject to mandatory redemption       89,945         89,955        109,871         74,242         74,291
Preferred shares, subject to mandatory redemption           50,000         50,000         50,000         48,625         79,200
Long-term debt                                           1,403,322      1,398,255      1,341,003      1,368,784      1,351,385
                                                        ----------     ----------     ----------     ----------     ----------
                                                         2,768,982      2,742,322      2,681,384      2,651,327      2,633,734
                                                        ----------     ----------     ----------     ----------     ----------

CURRENT LIABILITIES
Notes payable                                              184,800        124,500        173,035        120,244         67,629
Current portion of long-term debt                           65,295         72,872         66,371         32,952         10,991
Current portion of power purchase contract                  13,029         12,080         10,830          8,065          8,948
Accounts payable                                           142,759        110,175        129,504        115,763        117,573
Taxes accrued                                               81,898         91,653        110,923        101,585        101,879
Interest accrued                                            30,635         30,659         31,021         31,395         31,678
Other                                                       57,000         54,473         52,237         53,563         39,378
                                                        ----------     ----------     ----------     ----------     ----------
                                                           575,416        496,412        573,921        463,567        378,076
                                                        ----------     ----------     ----------     ----------     ----------

OTHER LIABILITES
Power purchase contract                                    112,700        125,729        140,655        138,085        141,890
Deferred income taxes                                      746,574        725,665        670,288        596,144        525,056
Investment tax credit                                       95,041        100,871        106,729        113,846        119,989
Other                                                      224,808        224,775        198,284        151,047        111,924
                                                        ----------     ----------     ----------     ----------     ----------
                                                         1,179,123      1,177,040      1,115,956        999,122        898,859
                                                        ----------     ----------     ----------     ----------     ----------
TOTAL CAPITALIZATION
   AND LIABILITIES                                      $4,523,521     $4,415,774     $4,371,261     $4,114,016     $3,910,669
                                                        ----------    -----------     ----------     ----------     ----------
                                                        ----------    -----------     ----------     ----------     ----------
